                                CREDIT AGREEMENT
                            (TENDER OFFER FINANCING)


                           Dated as of April 26, 1999


                                      among


                             VESTAR/SHERIDAN, INC.,


                         VESTAR/SHERIDAN HOLDINGS, INC.,


                               THE SEVERAL LENDERS
                         FROM TIME TO TIME PARTY HERETO


                                       AND


                          NATIONSBANK, N. A., as Agent

                                TABLE OF CONTENTS

SECTION 1  DEFINITIONS.                                                      1
      1.1 Definitions.                                                       1
      1.2 Computation of Time Periods.                                      12
      1.3 Accounting Terms.                                                 13
SECTION 2  CREDIT FACILITY.                                                 13
      2.1 Tender Loan.                                                      13
SECTION 3  OTHER PROVISIONS RELATING TO CREDIT FACILITY.                    15
      3.1 Default Rate.                                                     15
      3.2 Extension and Conversion.                                         15
      3.3 Voluntary Prepayments.                                            16
      3.4 Capital Adequacy.                                                 16
      3.5 Limitation on Eurodollar Loans.                                   16
      3.6 Illegality.                                                       17
      3.7 Requirements of Law.                                              17
      3.8 Treatment of Affected Loans.                                      18
      3.9 Taxes.                                                            19
      3.10 Compensation.                                                    21
      3.11 Pro Rata Treatment.                                              21
      3.12 Sharing of Payments.                                             22
      3.13 Payments, Computations, Etc.                                     23
      3.14 Evidence of Debt.                                                24
      3.15 Replacement of Lenders.                                          25
SECTION 4  GUARANTY.                                                        25
      4.1 The Guaranty.                                                     25
      4.2 Obligations Unconditional.                                        25
      4.3 Reinstatement.                                                    26
      4.4 Certain Additional Waivers.                                       27
      4.5 Remedies.                                                         27
      4.6 Guarantee of Payment; Continuing Guarantee.                       27
SECTION 5  CONDITIONS.                                                      27
      5.1 Closing Conditions.                                               27
      5.2 Conditions to Extension of Credit.                                28
      5.3 Conditions to all Extensions of Credit.                           30
SECTION 6  REPRESENTATIONS AND WARRANTIES.                                  31
      6.1 Organization and Good Standing.                                   31
      6.2 Power; Authorization; Enforceable Obligations.                    31
      6.3 No Conflicts.                                                     32
      6.4 No Default.                                                       32
      6.5 Ownership.                                                        32
      6.6 Indebtedness.                                                     32
      6.7 Litigation.                                                       32
      6.8 Taxes.                                                            33
      6.9 Compliance with Law.                                              33
      6.10 Subsidiaries.                                                    33
      6.11 ERISA.                                                           33

      6.12 Governmental Regulations, Etc.                                   33
      6.13 Location of Chief Executive Office.                              34
      6.14 Disclosure.                                                      34
      6.15 Brokers' Fees.                                                   34
SECTION 7  AFFIRMATIVE COVENANTS.                                           34
      7.1 Information Covenants.                                            34
      7.2 Preservation of Existence and Franchises.                         35
      7.3 Books and Records.                                                35
      7.4 Compliance with Law.                                              35
      7.5 Performance of Obligations.                                       35
      7.6 Use of Proceeds.                                                  35
      7.7 Consummation of Merger.                                           35
SECTION 8  NEGATIVE COVENANTS.                                              35
      8.1 Indebtedness.                                                     36
      8.2 Liens.                                                            36
      8.3 Consolidation, Merger, Dissolution, etc.                          36
      8.4 Asset Dispositions.                                               36
      8.5 Investments.                                                      36
      8.6 Restricted Payments.                                              36
      8.7 Limitations on Business Activities.                               36
      8.8 No Further Negative Pledges, etc.                                 37
      8.9 ERISA.                                                            37
      8.10 Limitations on Business Activities.                              37
SECTION 9  EVENTS OF DEFAULT.                                               37
      9.1 Events of Default.                                                37
      9.2 Acceleration; Remedies.                                           39
SECTION 10  AGENCY PROVISIONS.                                              40
      10.1 Appointment, Powers and Immunities.                              40
      10.2 Reliance by Agent.                                               40
      10.3 Defaults.                                                        41
      10.4 Rights as a Lender.                                              41
      10.5 Indemnification.                                                 41
      10.6 Non-Reliance on Agent and Other Lenders.                         42
      10.7 Successor Agent.                                                 42
SECTION 11  MISCELLANEOUS.                                                  42
      11.1 Notices.                                                         42
      11.2 Right of Set-Off; Adjustments.                                   44
      11.3 Benefit of Agreement.                                            45
      11.4 No Waiver; Remedies Cumulative.                                  46
      11.5 Expenses; Indemnification.                                       47
      11.6  Amendments, Waivers and Consents.                               48
      11.7 Counterparts.                                                    49
      11.8 Headings.                                                        49
      11.9 Survival.                                                        49
      11.10 Governing Law; Submission to Jurisdiction; Venue.               49
      11.11 Severability.                                                   50

      11.12 Entirety.                                                       50
      11.13 Binding Effect; Termination.                                    50
      11.14 Confidentiality.                                                50
      11.15 Conflict.                                                       51

                                    SCHEDULES

Schedule 2.1(a)       Lenders
Schedule 6.7          Litigation
Schedule 6.13 Chief Executive Offices/Principal Places of Business

                                    EXHIBITS

Exhibit 1.1A          Form of Pledge Agreement
Exhibit 2.1(b)(i)     Form of Notice of Borrowing
Exhibit 2.1(e)        Form of Tender Loan Note
Exhibit 3.2           Form of Notice of Extension/Conversion
Exhibit 11.3(b)       Form of Assignment and Acceptance

                                CREDIT AGREEMENT

      THIS CREDIT AGREEMENT (TENDER OFFER FINANCING), dated as of April 26, 1999 (as amended, modified, restated or supplemented from time to time, the "Credit Agreement"), is by and among VESTAR/SHERIDAN, INC., a Delaware corporation (the "Borrower"), VESTAR/SHERIDAN HOLDINGS, INC., a Delaware corporation (the "Parent"), the Lenders (as defined herein) and NATIONSBANK, N. A., as Agent for the Lenders (in such capacity, the "Agent").

                               W I T N E S S E T H

      WHEREAS, the Borrower has requested that the Lenders provide tender offer credit facilities in an aggregate amount of $33.2 million (the "Credit Facility") for the purposes hereinafter set forth; and

      WHEREAS, the Lenders have agreed to make the requested Credit Facility available to the Borrower on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    SECTION 1

                                   DEFINITIONS

      1.1 Definitions.

      As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

            "Acquisition" means the acquisition by the Borrower of the Tendered Shares pursuant to the Tender Offer.

            "Affiliate" means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding five percent (5%) or more of the Capital Stock in such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "Agency Services Address" means NationsBank, N. A., NC1-001-15-04, 101 North Tryon Street, Charlotte, North Carolina 28255, Attn: Agency Services, or such other address as may be identified by written notice from the Agent to the Borrower.

            "Agent" shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

            "Applicable Lending Office" means, for each Lender, the office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower by written notice as the office by which its Eurodollar Loans are made and maintained.

            "Asset Disposition", by any Person, means any disposition (including pursuant to a sale and leaseback) by such Person of any or all of its Property (including without limitation Capital Stock of a Subsidiary of such Person), whether by sale, lease, transfer or otherwise.

            "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

            "Bankruptcy Event" means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

            "Base Rate" means, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

            "Base Rate Loan" means any portion of the Tender Loan bearing interest at a rate determined by reference to the Base Rate.

            "Borrower" means the Person identified as such in the heading hereof, together with any permitted successors and assigns.

            "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, such day shall also be a day on which dealings between banks are carried on in Dollar deposits in London, England.

            "Capital Stock" means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

            "Cash Equivalents" means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender,
      (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 360 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are substantially limited to Investments of the character described in the foregoing subdivisions (a) through (d).

            "Change of Control" means any of the following events: (a) the Parent shall fail to own directly 100% of the outstanding Capital Stock of the Borrower, (b) the Investor Group shall fail to own directly 100% of the outstanding Capital Stock of the Parent, (c) the failure of the Sponsor to control, whether through ownership of Voting Stock, by contract or otherwise, a majority of the seats (excluding vacant seats) on the Parent's Board of Directors or (d) the Borrower shall fail to own directly at least a majority of the voting power (determined on a fully-diluted basis) of all Voting Stock of Sheridan. As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act.

            "Closing Date" means the date hereof.

            "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

            "Commitment" means, with respect to each Lender, the commitment of such Lender to make its portion of the Tender Loan in a principal amount equal to such Lender's Commitment Percentage of the lesser of (i) the Committed Amount and (ii) 50% of the purchase price actually paid by the Borrower for Tendered Shares. "Commitment Percentage" means, for any Lender, the percentage identified as its Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3. "Committed Amount" means Thirty-three Million Two Hundred Thousand Dollars ($33,200,000).

            "Common Stock" means the Common Stock, par value $0.01 per share, of Sheridan.

            "Common Stock Price" means, as of any date of determination, the closing sale price of the Common Stock on the Stock Market on the last full trading day immediately preceding such date of determination.

            "Continue", "Continuation", and "Continued" shall refer to the continuation pursuant to Section 3.2 hereof of a Eurodollar Loan from one Interest Period to the next Interest Period.

            "Convert", "Conversion", and "Converted" shall refer to a conversion pursuant to Section 3.2 or Sections 3.5 through 3.10, inclusive, of a Base Rate Loan into a Eurodollar Loan.

            "Credit Documents" means a collective reference to this Credit Agreement, the Tender Loan Notes, the Pledge Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), and "Credit Document" means any one of them.

            "Credit Parties" means a collective reference to the Borrower and the Parent, and

      "Credit Party" means either one of them.

            "Credit Party Obligations" means, without duplication, all of the obligations of the Credit Parties to the Lenders and the Agent, whenever arising, under this Credit Agreement, the Tender Loan Notes, the Pledge Agreement or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a Bankruptcy Event with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

            "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

            "Defaulting Lender" means, at any time, any Lender that (a) has failed to make its portion of the Tender Loan or purchase a Participation Interest required pursuant to the term of this Credit Agreement within one Business Day of when due, (b) other than as set forth in (a) above, has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement within one Business Day of when due, unless such amount is subject to a good faith dispute or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or with respect to which (or with respect to any of the assets of which) a receiver, trustee or similar official has been appointed.

            "Dollars" and "$" means dollars in lawful currency of the United States.

            "Effective Date" means the date on and after the Closing Date on which the conditions set forth in Section 5.2 of the Credit Agreement shall have been satisfied or waived in accordance with the introductory paragraph of Section 5.2; provided, however, that the Effective Date shall not be a date later than August 25, 1999.

            "Eligible Assignee" means (i) a Lender; (ii) unless an assignment to such Person would result in any increased cost to the Borrower under
      Section 3.7 or 3.9, an Affiliate of a Lender or, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor; and
      (iii) any other Person approved by the Agent and, unless an Event of Default under Section 9.1(a), 9.1(c)(i) or 9.1(f) has occurred and is continuing at the time any assignment is effected in accordance with
      Section 11.3, the Borrower (such approval by the Agent or the Borrower not to be unreasonably withheld or delayed and such approval to be deemed given by the Borrower if no objection is received by the assigning Lender and the Agent from the Borrower within two Business Days after notice of such proposed assignment has been provided by the assigning Lender to the Borrower and has actually been received by an Executive Officer of the Borrower); provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of

      ERISA shall be construed also to refer to any successor sections.

            "ERISA Affiliate" means an entity which is under common control with either Credit Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes either Credit Party and which is treated as a single employer under Sections 414(b) or (c) of the Code.

            "Eurodollar Loan" means any portion of the Tender Loan that bears interest at a rate based upon the Eurodollar Rate.

            "Eurodollar Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to the quotient obtained by dividing (a) the Interbank Offered Rate for such Eurodollar Loan for such Interest Period by (b) 1 minus the Eurodollar Reserve Requirement for such Eurodollar Loan for such Interest Period.

            "Eurodollar Reserve Requirement" means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Eurodollar Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to
      (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Requirement.

            "Event of Default" shall have the meaning assigned to such term in
      Section 9.1.

            "Executive Officer" of any Person means any of the chief executive officer, chief operating officer, president, vice president, chief financial officer or treasurer of such Person.

            "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent (in its individual capacity) on such day on such transactions as determined by the Agent.

            "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

            "Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

            "Guaranty Obligations" means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

            "Indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made,
      (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person with respect to Indebtedness of another Person,
      (g) the principal portion of all obligations of such Person under leases classified as capital leases under GAAP, (h) all net obligations of such Person under any interest rate protection agreement or exposure under foreign currency exchange agreement, (i) the maximum amount of all performance and standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (j) the principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP and (k) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent that such Person is liable for such Indebtedness.

            "Indemnified Party" shall have the meaning assigned to such term in
      Section 11.5(b).

            "Interbank Offered Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Page 3750 (or any successor page) of the Dow Jones Markets Service as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Interbank Offered Rate" shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

            "Interest Period" means, as to Eurodollar Loans, a period of one, two, three or six months' duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Maturity Date and (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

            "Investment" in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets (other than equipment, inventory and supplies in the ordinary course of business), Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person or (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment inventory and supplies in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person, but excluding any Restricted Payment to such Person.

            "Investor Group" means the Sponsor and the Management Investors.

            "Lender" means any of the Persons identified as a "Lender" on the signature pages hereto, and any Person which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

            "Lending Party" shall have the meaning assigned to such term in
      Section 11.14.

            "Lien" means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof and any option or other agreement to sell or give a security interest).

            "Loan" or "Loans" means the Tender Loan (or a portion of the Tender Loan bearing interest at the Base Rate or the Eurodollar Rate and referred to as a Base Rate Loan or a Eurodollar Loan), individually or collectively, as appropriate.

            "Management Investors" means Mitchell Eisenberg, Lewis Gold, Michael Schundler, Jay Martus and other members of management party to the Stockholders Agreement.

            "Material Adverse Effect" means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or results of operations of the Credit Parties, (ii) the ability of any Credit Party to perform any material obligation under the Credit Documents to which it is a party or (iii) the material rights and remedies of the Agent and the Lenders under the Credit Documents.

            "Maturity Date" means the earlier of (i) the date that the Merger is consummated and (ii) August 31, 1999.

            "Merger" means the merger of the Borrower into Sheridan (with Sheridan as the surviving corporation) pursuant to the terms of the Merger Agreement.

            "Merger Agreement" means the Agreement and Plan of Merger, dated as of March 24, 1999, by and among the Borrower, the Parent and Sheridan, as it may be amended on or prior to the Closing Date.

            "Moody's" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

            "NationsBank" means NationsBank, N. A. and its successors.

            "Notice of Borrowing" means a written notice of borrowing in substantially the form of Exhibit 2.1(b)(i), as required by Section 2.1(b)(i).

            "Notice of Extension/Conversion" means the written notice of extension or conversion in substantially the form of Exhibit 3.2, as required by Section 3.2.

            "Offer to Purchase" means the Offer to Purchase, dated as of March 31, 1999, pursuant to which the Borrower has offered to purchase for cash all of the outstanding Shares at $9.25 net per share, as the same may be amended, supplemented or modified on or prior to the Closing Date.

            "Other Taxes" shall have the meaning assigned to such term in
      Section 3.9(b).

            "Parent" means the Person identified as such in the heading hereof, together with any permitted successors and assigns.

            "Participation Interest" means a purchase by a Lender of a participation in any Loans as provided in Section 3.12.

            "Permitted Investments" means Investments which are (i) cash and Cash Equivalents; (ii) Investments of the Parent in the Capital Stock of the Borrower; and (iii) Investments of the Borrower in the Capital Stock of Sheridan pursuant to the Tender Offer and the Merger Agreement.

            "Permitted Liens" means:

            (i) Liens in favor of the Agent to secure the Credit Party Obligations;

            (ii) Liens for taxes, assessments or governmental charges or levies not yet due;

            (iii) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.6;

            (iv) judgment liens in respect of judgments that do not constitute and Event of Default under Section 9.1(b); and

            (v) normal and customary rights of set-off upon deposits of cash in favor of banks or other depository institutions.

            "Permanent Credit Agreement" means that certain Credit Agreement (Permanent Financing), dated as of the Closing Date, by and among the Borrower, the Parent, the lenders parties thereto and NationsBank, as agent for such lenders.

            "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

            "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which either Credit Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

            "Pledge Agreement" means the pledge agreement, dated as of the Effective Date, in the form of Exhibit 1.1A to be executed in favor of the Agent by each of the Credit Parties, as amended, modified, restated or supplemented from time to time.

            "Prime Rate" means the per annum rate of interest established from time to time by NationsBank as its prime rate, which rate may not be the lowest rate of interest charged by NationsBank to its customers.

            "Principal Office" means the principal office of NationsBank, presently located at Charlotte, North Carolina.

            "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

            "Purchase Documents" shall have the meaning assigned to such term in
      Section 5.2(g).

            "Register" shall have the meaning assigned to such term in Section 11.3(c).

            "Regulation D, T, U, or X" means Regulation D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

            "Required Lenders" means, at any time, Lenders other than Defaulting Lenders which are then in compliance with their obligations hereunder (as determined by the Agent) and holding in the aggregate at least a majority of the outstanding Loans and Participation Interests therein.

            "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

            "Restricted Payment" means (i) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of either Credit Party, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving either Credit Party), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of either Credit Party, now or hereafter outstanding (other than dividends or distributions payable in the same class of Capital Stock of the applicable Person or to any Credit Party (directly or indirectly through Subsidiaries)), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of either Credit Party, now or hereafter outstanding and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of either Credit Party, now or hereafter outstanding.

            "S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

            "Securities Act" means the Securities Act of 1933, as amended, and all regulations issued pursuant thereto.

            "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and all regulations issued pursuant thereto.

            "Shares" means all of the outstanding shares of Common Stock and Class A Common Stock, par value $0.01 per share, of Sheridan.

            "Sheridan" means Sheridan Healthcare, Inc., a Delaware corporation.

            "Sponsor" means a collective reference to Vestar Capital Partners III, L.P. and its Affiliates.

            "Stock Market" shall have the meaning assigned to such term in
      Section 5.2(u).

            "Stockholders Agreement" means the Stockholders Agreement, dated as of March 24, 1999, among the Parent, Sheridan, Vestar/Sheridan Investors, LLC and certain members of management of Sheridan.

            "Subsidiary" means, as to any Person at any time, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at such time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at such time owned by such Person directly or indirectly through Subsidiaries, and
      (b) any partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries owns at such time more than 50% of the Capital Stock.

            "Taxes" shall have the meaning assigned to such term in Section 3.9(a).

            "Tender Loan" shall have the meaning assigned to such term in
      Section 2.1(a). "Tender Loan Note" or "Tender Loan Notes" means the promissory notes of the Borrower in favor of each Lender provided pursuant to Section 2.1(e) and evidencing the Tender Loans of such Lender, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

            "Tender Offer" means the offer by the Borrower made pursuant to the Offer to Purchase and the related Letter of Transmittal to purchase all outstanding Shares.

            "Tendered Shares" means the Shares (and any options or other rights to acquire shares of Common Stock) tendered by the holders thereof and accepted for payment by the Borrower (including, without limitation, Tendered Shares tendered pursuant to a Notice of Guaranteed Delivery), pursuant to the Offer to Purchase.

            "Transaction" means a collective reference to the Tender Offer, the Acquisition, the Merger and the related financings and other transactions contemplated by this Credit Agreement, the Purchase Documents and the Permanent Credit Agreement.

            "Voting Stock" means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

      1.2 Computation of Time Periods.

      For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

      1.3 Accounting Terms.

      Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis.

                                    SECTION 2

                                 CREDIT FACILITY

      2.1 Tender Loan.

            (a) Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein each Lender severally agrees to make available to the Borrower as hereinafter provided such Lender's Commitment Percentage of two (2) advances of a term loan in Dollars (the "Tender Loan") in an aggregate principal amount for both such advances equal to the lesser of (i) the Committed Amount and
      (ii) 50% of the purchase price actually paid by the Borrower for Tendered Shares. The first advance on the Tender Loan shall be made on the Effective Date and shall be in an amount equal to 50% of the purchase price paid by the Borrower for Tendered Shares other than Tendered Shares which are tendered pursuant to a Notice of Guaranteed Delivery. Unless the Commitments shall have been earlier terminated as provided herein, the second and final advance on the Tender Loan shall (subject to and upon the terms and conditions hereof (including without limitation the terms and conditions set forth in Section 5)), be available on a Business Day prior to the date five (5) Business Days after the Effective Date and shall be in an amount equal to 50% of the purchase price paid by the Borrower for Tendered Shares which are tendered pursuant to a Notice of Guaranteed Delivery. The Tender Loan may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, however, that no more than 2 Eurodollar Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period). Amounts repaid on the Tender Loan may not be reborrowed.

            (b) Tender Loan Advances.

                  (i) Notice of Borrowing. The Borrower shall submit an
            appropriate Notice of Borrowing to the Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing, with respect to Base Rate Loans, or on the third Business Day prior to the Business Day of the requested borrowing, with respect to Eurodollar Loans, which Notice of Borrowing shall be irrevocable and shall specify (A) that a Tender Loan advance is requested, (B) the date of the requested advance (which shall be a Business Day and either the Effective Date or a date prior to the date five (5) Business Days after the Effective
            Date), (C) the aggregate principal amount to be advanced and (D) whether the advance shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (x) an applicable Interest Period, in the case of a requested Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month or (y) the type of Loan advance requested, then such notice shall be deemed to be a request for a Base Rate Loan. The Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender's share of any borrowing to be made pursuant thereto.

                  (ii) Minimum Amounts. Each Eurodollar Loan or Base Rate Loan
            that is part of the Tender Loan shall be in an aggregate principal amount that is not less than $5,000,000 and integral multiples of $100,000 (or the then remaining principal balance of the Tender Loan, if less).

                  (iii) Advances. Each Lender will make its Commitment
            Percentage of each Tender Loan advance available to the Agent for the account of the Borrower as specified in Section 3.15(a), or in such other manner as the Agent may specify in writing, by 1:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Agent. Such advance will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

            (c) Repayment of Tender Loan. The principal amount of the Tender Loan shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 9.2.

            (d) Interest. Subject to the provisions of Section 3.1, the Tender Loan shall bear interest at a per annum rate equal to:

                  (i) Base Rate Loans. During such periods as the Tender Loan shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Base Rate plus 1%.

                  (ii) Eurodollar Loans. During such periods as the Tender Loan shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Eurodollar Rate plus 2%.

      Interest on the Tender Loan shall be payable in arrears on the Maturity Date.

            (e) Tender Loan Notes. The portion of the Tender Loan made by each Lender shall be evidenced by a duly executed promissory note of the Borrower to such Lender in an original principal amount equal to such Lender's Commitment Percentage of the Tender Loan and substantially in the form of Exhibit 2.1(e).

                                    SECTION 3

                  OTHER PROVISIONS RELATING TO CREDIT FACILITY

      3.1 Default Rate.

      Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Base Rate plus 2%).

      3.2 Extension and Conversion.

      The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another interest rate type; provided, however, that (i) except as provided in Section 3.6, Eurodollar Loans may be converted into Base Rate Loans or extended as Eurodollar Loans for new Interest Periods only on the last day of the Interest Period applicable thereto, (ii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of "Interest Period" set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii), (iii) no more than 2 Eurodollar Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period) and (iv) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephonic notice promptly confirmed in writing) to the office of the Agent specified in Schedule 2.1(a), or at such other office as the Agent may designate in writing, prior to 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable. In the event the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Eurodollar Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

      3.3 Voluntary Prepayments.

      The Borrower shall have the right to prepay the Tender Loan in whole or in part from time to time; provided, however, that each partial prepayment of the Tender Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or the then remaining principal balance of the Tender Loan, if less). Subject to the foregoing terms, amounts prepaid under this Section 3.3(a) shall be applied as the Borrower may elect; provided that if the Borrower fails to specify a voluntary prepayment then such prepayment shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments under this
Section 3.3(a) shall be subject to Section 3.10, but otherwise without premium or penalty.

      3.4 Capital Adequacy.

            (a) If any Lender has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, specifying in reasonable detail the basis for such claim, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.

            (b) The Borrower shall not be required to compensate a Lender pursuant to this Section 3.4 for any additional amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change of law giving rise to such additional amounts and of such Lender's intention to claim compensation therefor; provided that, if the change of law giving rise to such additional amounts is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

      3.5 Limitation on Eurodollar Loans.

      If on or prior to the first day of any Interest Period for any Eurodollar
Loan:

            (a) the Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

            (b) the Required Lenders determine (which determination shall be conclusive) and notify the Agent, in writing, that the Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Loans for such Interest Period;

then the Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Eurodollar Loans or Convert such Eurodollar Loans into Base Rate Loans in accordance with the terms of this Credit Agreement.

      3.6 Illegality.

      Notwithstanding any other provision of this Credit Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender's obligation to make or Continue Eurodollar Loans and to Convert Base Rate Loans into Eurodollar Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 3.8 shall be applicable).

      3.7 Requirements of Law.

            (a) If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

                  (i) shall subject such Lender (or its Applicable Lending
            Office) to any tax, duty, or other charge with respect to any Eurodollar Loans, its Notes, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Credit Agreement or its Notes in respect of any Eurodollar Loans (other than taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office);

                  (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Eurodollar Reserve Requirement utilized in the determination of the Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Commitment of such Lender hereunder; or

                  (iii) shall impose on such Lender (or its Applicable Lending
            Office) or the London interbank market any other condition affecting this Credit Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

      and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Credit Agreement or its Notes with respect to any Eurodollar Loans, then the Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this
      Section 3.7, the Borrower may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender to make or Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.8 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested. Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 3.7 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 3.7 shall furnish to the Borrower and the Agent a statement setting forth the additional amount or amounts to be paid to it hereunder and showing the calculation thereof in reasonable detail which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

            (b) The Borrower shall not be required to compensate a Lender pursuant to this Section 3.7 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change of law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided that, if the change of law giving rise to such increased costs or reductions is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

      3.8 Treatment of Affected Loans.

      If the obligation of any Lender to make any Eurodollar Loan or to Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 3.5, 3.6 or 3.7 hereof, such Lender's Eurodollar Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of a Conversion, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.5, 3.6 or
3.7 hereof that gave rise to such Conversion no longer exist:

            (a) to the extent that such Lender's Eurodollar Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Eurodollar Loans shall be applied instead to its Base Rate Loans; and

            (b) all Loans that would otherwise be made or Continued by such Lender as Eurodollar Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.5, 3.6 or 3.7 hereof that gave rise to the Conversion of such Lender's Eurodollar Loans pursuant to this Section 3.8 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

      3.9 Taxes.

            (a) Any and all payments by any Credit Party to or for the account of any Lender or the Agent hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Agent (as the case may be) is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If any Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable under this Credit Agreement or any other Credit Document to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.9) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions,
      (iii) such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) such Credit Party shall furnish to the Agent, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof.

            (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Credit Agreement or any other Credit Document or from the execution or delivery of, or otherwise with respect to, this Credit Agreement or any other Credit Document (hereinafter referred to as "Other Taxes").

            (c) The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.9) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

            (d) Each Lender that is not a United States person under Section 7701(a)(30) of the Code, on or prior to the date of its execution and delivery of this Credit Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Agent with (i) Internal Revenue Service Form W-8 BEN or W-8 ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Credit Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and/or (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from tax on payments pursuant to this Credit Agreement or any of the other Credit Documents.

            (e) For any period with respect to which a Lender has failed to provide the Borrower and the Agent with the appropriate form pursuant to
      Section 3.9(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.9(a) or 3.9(b) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

            (f) If any Credit Party is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.9, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

            (g) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 3.9 shall survive the repayment of the Tender Loan and other obligations under the Credit Documents and the termination of the Commitments hereunder.

            (i) If the Agent or any Lender receives a refund with respect to Taxes paid by the Borrower, which in the good faith judgment of such Lender is allocable to such payment, the Agent or Lender, respectively shall promptly pay such refund, together with any other amounts paid by the Borrower in connection with such refunded Taxes, to the Borrower, net of all out-of-pocket expenses of such Lender incurred in obtaining such refund, provided, however, that the Borrower agrees to promptly return such refund to the Agent or the applicable Lender, as the case may be, if it receives notice from the Agent or applicable Lender that such Agent or Lender is required to repay such refund. Each of the Agent and each Lender agrees that it will contest such Taxes or liabilities if the Agent or such Lender determines, in its reasonable judgment, that it would not be materially disadvantaged or prejudiced as a result of such contest.

      3.10 Compensation.

      Upon the request of any Lender, the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits) incurred by it as a result of:

            (a) any payment, prepayment, or Conversion of a Eurodollar Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 9.2) on a date other than the last day of the Interest Period for such Loan; or

            (b) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Section 5 to be satisfied) to borrow, Convert, Continue, or prepay a Eurodollar Loan on the date for such borrowing, Conversion, Continuation, or prepayment specified in the relevant notice of borrowing, prepayment, Continuation, or Conversion under this Credit Agreement.

With respect to Eurodollar Loans, such indemnification may include an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, Converted or Continued, for the period from the date of such prepayment or of such failure to borrow, Convert or Continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, Convert or Continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, any margin included therein, if any) over (b) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The covenants of the Borrower set forth in this Section 3.10 shall survive the repayment of the Tender Loan and other obligations under the Credit Documents and the termination of the Commitments hereunder.

      3.11 Pro Rata Treatment.

      Except to the extent otherwise provided herein:

            (a) Loans. Each Loan, each payment or prepayment of principal of any Loan, each payment of interest on the Loans and each conversion or extension of any Loan, shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans and Participation Interests.

            (b) Advances. No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make its ratable share of a borrowing hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Agent shall have been notified by any Lender prior to the date of any requested borrowing that such Lender does not intend to make available to the Agent its ratable share of such borrowing to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on the date of such borrowing, and the Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent, the Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

      3.12 Sharing of Payments.

      The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker's lien or counterclaim, or pursuant to a secured claim under
Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a Participation Interest in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a Participation Interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a Participation Interest may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker's lien or counterclaim, with respect to such Participation Interest as fully as if such Lender were a holder of such Loan or other obligation in the amount of such Participation Interest. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Agent shall fail to remit to the Agent or any other Lender an amount payable by such Lender or the Agent to the Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.12 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.12 to share in the benefits of any recovery on such secured claim.

      3.13 Payments, Computations, Etc.

            (a) Generally. Except as otherwise specifically provided herein, all payments hereunder shall be made to the Agent in Dollars in immediately available funds, without setoff, deduction, counterclaim or withholding of any kind, at the Agent's office specified in Schedule 2.1(a) not later than 2:00 P.M. (Charlotte, North Carolina time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Agent the Loans, fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Agent shall distribute such payment to the Lenders in such manner as the Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of
      Section 3.11(a)). The Agent will distribute such payments to such Lenders, if any such payment is received prior to 2:00 P.M. (Charlotte, North Carolina time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Agent will distribute such payment to such Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans which shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

            (b) Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any Lender on account of the Credit Party Obligations shall be paid over or delivered as follows:

            FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

            SECOND, to payment of any fees owed to the Agent;

            THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees) of the Agent in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations;

            FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest;

            FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations;

            SIXTH, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

            SEVENTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses "FIRST" through "SIXTH" above; and

            EIGHTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

      In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses "FOURTH", "FIFTH", "SIXTH" and "SEVENTH" above.

      3.14 Evidence of Debt.

            (a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

            (b) The Agent shall maintain the Register pursuant to Section 11.3(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from or for the account of any Credit Party and each Lender's share thereof. The Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

            (c) The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) of this Section 3.14 (and, if consistent with the entries of the Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Credit Parties therein recorded; provided, however, that the failure of any Lender or the Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Credit Parties to repay the Credit Party Obligations owing to such Lender.

      3.15 Replacement of Lenders.

      If any Lender requests compensation under Sections 3.4 or 3.7, or if the Borrower is required to pay any additional amount to any Lender or any authority pursuant to Section 3.9, or if any Lender ceases making, maintaining or funding any Eurodollar Loans pursuant to Section 3.6, or if any Lender shall become a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.3), all its interests, rights and obligations under this Credit Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Sections 3.4 or 3.7 or payments required to be made pursuant to Section 3.9, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

                                    SECTION 4

                                    GUARANTY

      4.1 The Guaranty.

      The Parent hereby guarantees to each Lender and the Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Parent hereby further agrees that if any of the Credit Party Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Parent will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

      4.2 Obligations Unconditional.

      The obligations of the Parent under Section 4.1 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Credit Party Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Parent hereunder shall be absolute and unconditional under any and all circumstances. The Parent agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower for amounts paid under this
Section 4 until such time as the Lenders have been paid in full in respect of all Credit Party Obligations and all Commitments under this Credit Agreement have been terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Parent hereunder which shall remain absolute and unconditional as described above:

            (a) at any time or from time to time, without notice to the Parent, the time for any performance of or compliance with any of the Credit Party Obligations shall be extended, or such performance or compliance shall be waived;

            (b) any of the acts mentioned in any of the provisions of any of the Credit Documents or any other agreement or instrument referred to in the Credit Documents shall be done or omitted;

            (c) the maturity of any of the Credit Party Obligations shall be accelerated, or any of the Credit Party Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or any other agreement or instrument referred to in the Credit Documents shall be waived or any other guarantee of any of the Credit Party Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

            (d) any Lien granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Credit Party Obligations shall fail to attach or be perfected; or

            (e) any of the Credit Party Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of the Parent) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of the Parent).

With respect to its obligations hereunder, the Parent hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other agreement or instrument referred to in the Credit Documents, or against any other Person under any other guarantee of, or security for, any of the Credit Party Obligations.

      4.3 Reinstatement.

      The obligations of the Parent under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Parent agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

      4.4 Certain Additional Waivers.

      Without limiting the generality of the provisions of this Section 4, the Parent hereby specifically waives the benefits of N.C. Gen. Stat. ss.ss. 26-7 through 26-9, inclusive, to the extent applicable. The Parent further agrees that it shall have no right of recourse to security for the Credit Party Obligations, except through the exercise of rights of subrogation pursuant to
Section 4.2.

      4.5 Remedies.

      The Parent agrees that, to the fullest extent permitted by law, as between the Parent, on the one hand, and the Agent and the Lenders, on the other hand, the Credit Party Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of
Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Credit Party Obligations being deemed to have become automatically due and payable), the Credit Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Parent for purposes of Section 4.1. The Parent acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Pledge Agreement and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

      4.6 Guarantee of Payment; Continuing Guarantee.

      The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Credit Party Obligations whenever arising.

                                    SECTION 5

                                   CONDITIONS

      5.1 Closing Conditions.

      This Credit Agreement shall become effective, subject to the terms of
Section 11.3, upon satisfaction of each of the following conditions (in form and substance satisfactory to the Agent) on or before the Closing Date:

            (a) Executed Credit Agreement. Receipt by the Agent of a duly executed copy of this Credit Agreement.

            (b) Other. Receipt by the Agent of such other documents, instruments, agreements or information as reasonably requested by the Agent in connection with the Borrower, the Parent or the Transaction.

      5.2 Conditions to Extension of Credit.

      The obligation of the Lenders to make the Tender Loan shall be subject to satisfaction of the following conditions (in form and substance acceptable to the Agent), in addition to satisfaction of each of the conditions set forth in
Section 5.1 as of the Closing Date:

            (a) Executed Tender Loan Notes and Pledge Agreement. Receipt by the Agent of duly executed copies of the Tender Loan Notes and the Pledge Agreement.

            (b) Corporate Documents. Receipt by the Agent of the following:

                  (i) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Effective Date.

                  (ii) Bylaws. A copy of the bylaws of each Credit Party
            certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Effective Date.

                  (iii) Resolutions. Copies of resolutions of the Board of
            Directors of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Effective Date.

                  (iv) Good Standing. Copies of (A) certificates of good
            standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the State of Delaware and (B) to the extent available, a certificate indicating payment of all corporate or comparable franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

                  (v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Effective Date.

            (c) Legal Opinion. The Agent shall have received a legal opinion of Simpson Thacher & Bartlett, dated as of the Effective Date, in form and substance reasonably satisfactory to the Agent.

            (d) Pledged Stock. The Agent shall have received all certificates evidencing the Tendered Shares, together with duly executed in blank, undated stock powers attached thereto, except for the certificates representing Tendered Shares which were tendered pursuant to a Notice of Guaranteed Delivery.

            (e) Consents and Approvals, etc. Receipt by the Agent of evidence that all governmental, shareholder and material third party consents (including, but not limited to, the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act and including consent of the lenders under Sheridan's existing credit facility) and approvals necessary or desirable in connection with the Tender Offer and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the

      Tender Offer or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Agent could have such effect. The restrictions of Section 203 of the Delaware General Corporation Law and any other impediment under the Delaware General Corporation Law shall be inapplicable to the acquisition of the Shares pursuant to the Offer to Purchase, and no legal impediment (under Section 251 or Section 253 of the Delaware General Corporation Law or otherwise) to the consummation of the Merger shall exist.

            (f) Merger Agreement and Tender Offer. There shall not have been any material modification, amendment, supplement or waiver to the Merger Agreement, the Offer to Purchase or any other document executed or delivered in connection with the Tender Offer (collectively, the "Purchase Documents") and the contents of all disclosure schedules and exhibits relating to the Purchase Documents without the prior written consent of the Agent, including, but not limited to, any modification, amendment, supplement or waiver relating to the amount or type of consideration (i.e., $9.25 per Share) to be paid in connection with the acquisition of Sheridan, and the Tender Offer shall have been consummated (other than payment for the Tendered Shares) upon satisfaction of any material conditions specified in the Offer to Purchase and there shall have been validly tendered and not properly withdrawn prior to the expiration of the Tender Offer a number of Shares that satisfies the Minimum Condition (as defined in the Tender Offer to Purchase), in each case, for consideration not to exceed $9.25 per Share. The Agent shall have received a fully executed copy, certified by an Executive Officer of the Borrower as true and complete, of each of the Purchase Documents, together with all exhibits and schedules thereto.

            (g) Cost of Transaction. The Agent shall have received satisfactory evidence that (i) the total amount payable by the Borrower to consummate the Tender Offer (excluding fees and expenses in connection therewith) will not exceed $66.3 million and (ii) the Borrower has no reason to believe that total amount paid or to be paid by the Borrower to consummate the Transaction will exceed $165.0 million.

            (h) Officer's Certificates. The Agent shall have received a certificate or certificates executed by an Executive Officer of the Borrower as of the Effective Date, in form and substance satisfactory to the Agent, stating that (A) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (B) except as disclosed in Schedule 6.7, no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or the consummation of the Transaction, (C) the transactions contemplated by the Purchase Documents have been consummated in accordance with the terms thereof (other than payment for the Tendered Shares), including, but not limited to, the satisfaction of all conditions to the Borrower's obligation to accept for payment, and to pay for, the Shares that are set forth in Section 9 of the Offer to Purchase, (D) none of the conditions set forth in clause (iii) of Section 9 of the Offer to Purchase has occurred prior to the Effective Date and (E) immediately after giving effect to consummation of the Tender Offer and the Acquisition on the Effective Date, (1) no Default or Event of Default will exist and (2) all representations and warranties contained herein and in the other Credit Documents will be true and correct in all material respects.

            (i) Material Adverse Change. No material adverse change shall have occurred since December 31, 1998 in the condition (financial or otherwise), business, results of operations or prospects of Sheridan.

            (j) Compliance with Existing Obligations. After giving effect to the consummation of the Tender Offer and the Acquisition, Sheridan and its Subsidiaries shall be in compliance with all of their existing material financial obligations.

            (k) Permanent Credit Agreement. The Agent shall have received a fully executed copy, certified by an Executive Officer of the Borrower as true and complete, of the Permanent Credit Agreement, together with all exhibits and schedules thereto.

            (l) Other. Receipt by the Agent of such other documents, instruments, agreements or information as reasonably requested by the Agent in connection with the Borrower, the Parent or the Transaction.

      3. Conditions to all Extensions of Credit.

      The obligations of each Lender to make any Loan (including the initial Loans) are subject to satisfaction of each of the following conditions (in addition to satisfaction of each of the conditions set forth in Section 5.1 as of the Closing Date and satisfaction on of each of the conditions set forth in
Section 5.2 as of the Effective Date):

            (a) The Borrower shall have delivered an appropriate Notice of Borrowing;

            (b) The representations and warranties set forth in Section 6 shall, subject to the limitations set forth therein, be true and correct in all material respects as of such date (except for those which expressly relate to an earlier date);

            (c) There shall not have been commenced against either of the Credit Parties or Sheridan an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded;

            (d) No Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto;

            (e) Immediately after giving effect to the making of such Loan, the aggregate outstanding principal amount of Loans shall not exceed the lesser of (i) the Committed Amount and (ii) 50% of the purchase price paid by the Borrower for Tendered Shares;

            (f) In the case of the second advance on the Tender Loan, the Agent shall have received all certificates evidencing the Tendered Shares which were tendered pursuant to a Notice of Guaranteed Delivery; and

            (g) The Agent shall have received evidence that the Investor Group shall have made aggregate cash equity investments in the Borrower (directly or indirectly through the Parent) on terms that are satisfactory to the Agent and in an amount at least equal to 50% of the purchase price actually paid by the Borrower for Tendered Shares plus all expenses incurred by the Borrower in connection with the Tender Offer

The delivery of each Notice of Borrowing shall constitute a representation and warranty by the Credit Parties of the correctness of the matters specified in subsections (b), (c) and (d).

                                    SECTION 6

                         REPRESENTATIONS AND WARRANTIES

      The Credit Parties hereby represent to the Agent and each Lender that:

      6.1 Organization and Good Standing.

      Each of the Credit Parties (a) is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

      6.2 Power; Authorization; Enforceable Obligations.

      Each of the Credit Parties has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party, and in the case of the Borrower, to obtain extensions of credit hereunder, and has taken all necessary corporate or other necessary action to authorize the borrowings and other extensions of credit on the terms and conditions of this Credit Agreement and to authorize the execution, delivery and performance of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party in connection with (i) the borrowings or other extensions of credit hereunder, (ii) the execution, delivery, performance, validity or enforceability of the Credit Documents to which such Credit Party is a party or (iii) the consummation of the Tender Offer. This Credit Agreement has been, and each other Credit Document to which any Credit Party is a party will be, duly executed and delivered on behalf of the Credit Parties. This Credit Agreement constitutes, and each other Credit Document to which any Credit Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Credit Party enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyence, reorganization, moratorium or laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in proceedings in equity or at law and by an implied covenant of good faith and fair dealing.

      6.3 No Conflicts.

      Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Credit Party will (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws or other organizational or governing documents of such Person, (b) violate, contravene or materially conflict with any other Requirement of Law or any other law, regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound or (d) result in or require the creation of any Lien (other than those contemplated in or created in connection with the Credit Documents) upon or with respect to its properties.

      6.4 No Default.

      Neither of the Credit Parties is in default in any respect under any contract, lease or other agreement or obligation to which it is a party or by which any of its Property is bound. No Default or Event of Default has occurred or exists as of the Effective Date.

      6.5 Ownership.

      Each Credit Party is the owner of, and has good and marketable title to, all of its respective assets necessary for the conduct of its business and none of such assets is subject to any Lien other than Permitted Liens.

      6.6 Indebtedness.

      Except as otherwise permitted under Section 8.1, neither of the Credit Parties has any Indebtedness.

      6.7 Litigation.

      Except as disclosed in Schedule 6.7, there does not exist (i) any order, decree, judgment, ruling or injunction which restrains the consummation of the Transaction or (ii) pending or, to the knowledge of any Executive Officer of either Credit Party, threatened any action, suit, investigation or legal, equitable, arbitration or administrative proceedings, against either Credit Party, which if adversely determined, could reasonably be expected to have a Material Adverse Effect.

      6.8 Taxes.

      Each Credit Party has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and
(b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. Neither of the Credit Parties is aware as of the Effective Date of any proposed tax assessments against either of the Credit Parties.

      6.9 Compliance with Law.

      Each of the Credit Parties is in compliance with all material Requirements of Law and all other laws, rules, regulations, orders and decrees applicable to it, or to its properties, unless such failure to comply could not reasonably be expected to have a Material Adverse Effect.

      6.10 Subsidiaries.

      The Parent has no direct Subsidiaries other than the Borrower, and the Borrower has no Subsidiaries other than Sheridan and the Subsidiaries of Sheridan.

      6.11 ERISA.

      Neither of the Credit Parties maintains any Plan.

      6.12 Governmental Regulations, Etc.

            (a) None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Tender Loan) will violate or result in a violation of the Securities Act, the Securities Exchange Act or any of Regulations T, U and X.

            (b) Neither of the Credit Parties is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, neither of the Credit Parties is (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      6.13 Location of Chief Executive Office.

      The location of the chief executive office and principal place of business of each Credit Party as of the Effective Date is set forth on Schedule 6.13.

      6.14 Disclosure.

      Neither this Credit Agreement nor any financial statements delivered to the Lenders nor any other document, certificate or statement furnished to the Lenders by or on behalf of either Credit Party in connection with the transactions contemplated hereby, when taken as a whole, contains, on the Effective Date, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading in light of the circumstances under which they were made.

      6.15 Brokers' Fees.

      Neither of the Credit Parties has any obligation to any Person in respect of any finder's, broker's, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents.

                                    SECTION 7

                              AFFIRMATIVE COVENANTS

      Each Credit Party hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

      7.1 Information Covenants.

      The Credit Parties will furnish, or cause to be furnished, to the Agent:

            (a) Reports. Promptly upon transmission or receipt thereof, copies of any filings and registrations by either Credit Party with, and reports to or from, the Securities and Exchange Commission, or any successor agency.

            (b) Notices. Upon any Executive Officer of a Credit Party obtaining knowledge thereof, the Credit Parties will give written notice to the Agent immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Credit Parties propose to take with respect thereto, and (ii) the occurrence of any of the following with respect to either Credit Party (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person or (B) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, which, in the case of either (A) or (B), could reasonably be expected to have a Material Adverse Effect.

            (c) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of either Credit Party as the Agent or the Required Lenders may reasonably request.

      7.2 Preservation of Existence and Franchises.

      Each Credit Party will do all things necessary to preserve and keep in full force and effect its existence and the rights and franchises material to the conduct of its business.

      7.3 Books and Records.

      Each Credit Party will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

      7.4 Compliance with Law.

      Each Credit Party will comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

      7.5 Performance of Obligations.

      Each Credit Party will, and will cause each of its Subsidiaries to, perform in all material respects all of its material obligations under the terms of all material agreements to which it is a party or by which it is bound.

      7.6 Use of Proceeds.

      The Borrower will use the proceeds of the Tender Loan solely for the purpose of financing the purchase of the Tendered Shares pursuant to the Tender Offer.

      7.7 Consummation of Merger.

      Within five (5) Business Days after the Effective Date (or, if less than 90% of all of the Shares are acquired by the Borrower pursuant to the Tender Offer, by August 31, 1999), (i) the Merger shall have been consummated pursuant to and in accordance with the Merger Agreement and (ii) the Borrower shall be merged into Sheridan.

                                    SECTION 8

                               NEGATIVE COVENANTS

      Each Credit Party hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

      8.1 Indebtedness.

      Neither of the Credit Parties will contract, create, incur, assume or permit to exist any Indebtedness, except (i) Indebtedness arising under this Credit Agreement and the other Credit Documents and (ii) fees and expenses of up to $12 million incurred in connection with the Transaction.

      8.2 Liens.

      Neither of the Credit Parties will contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or after acquired, except for Permitted Liens.

      8.3 Consolidation, Merger, Dissolution, etc.

      Neither of the Credit Parties will enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except for the Merger.

      8.4 Asset Dispositions.

      Neither of the Credit Parties will make any Asset Disposition.

      8.5 Investments.

      Neither of the Credit Parties will make Investments in or to any Person, except for Permitted Investments.

      8.6 Restricted Payments.

      Neither of the Credit Parties will, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except loans, advances, dividends or distributions by the Borrower to the Parent to enable the Parent to pay for corporate, administrative and operating expenses in the ordinary course of business (including, without limitation, costs and expenses in connection with the Transaction).

      8.7 Limitations on Business Activities.

            (a) The Borrower shall not (i) hold any assets other than Capital Stock of Sheridan and cash, (ii) have any liabilities other than the liabilities under the Credit Documents and fees and expenses in connection with the Transaction or (iii) engage in any business other than (A) owning Capital Stock of Sheridan and activities incidental or related thereto,
      (B) acting as the Borrower hereunder and pledging the Capital Stock of Sheridan owned by it to the Agent, for the benefit of the Lenders, pursuant to the Pledge Agreement.

            (b) The Parent shall not (i) hold any assets other than the Capital Stock of the Borrower and, without limiting the terms of Section 8.6, cash, (ii) have any liabilities other than the liabilities under the Credit Documents and fees and expenses in connection with the Transaction or (iii) engage in any business other than (A) owning the Capital Stock of the Borrower and activities incidental or related thereto, (B) acting as a guarantor hereunder and pledging the Capital Stock of the Borrower owned by it to the Agent, for the benefit of the Lenders, pursuant to the Pledge Agreement.

      8.8 No Further Negative Pledges, etc.

      Neither of the Credit Parties will enter into, assume or become subject to any agreement (other than the Credit Documents) prohibiting or otherwise restricting (a) the creation or assumption of any Lien upon any of its Property for the purpose of securing the Credit Party Obligations or requiring the grant of any security for any obligation if security is given for the Credit Party Obligations or (b) the ability of such Person to act as a Credit Party and pledge its assets pursuant to the Credit Documents.

      8.9 ERISA.

      Neither of the Credit Parties will establish any Plan.

      8.10 Limitations on Business Activities.

      Neither of the Credit Parties will issue or have outstanding any shares of preferred Capital Stock which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration (other than as a result of a Change of Control or an Asset Disposition that does not in fact result in a redemption of such preferred Capital Stock) at any time prior to the Maturity Date.

                                    SECTION 9

                                EVENTS OF DEFAULT

      9.1 Events of Default.

      An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

            (a) Payment. Any Credit Party shall

                  (i) default in the payment when due of any principal of the
            Tender Loan, or

                  (ii) default, and such default shall continue for three (3) or more Business Days, in the payment when due of any interest on the Loans, or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

            (b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

            (c) Covenants. Any Credit Party shall

                  (i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2 (as it relates to corporate existence), 7.6, 7.7 or 8.1 through 8.9, inclusive; or

                  (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of an Executive Officer of a Credit Party becoming aware of such default or notice thereof by the Agent; or

            (d) Other Credit Documents. Any Credit Document shall fail to be in full force and effect or to give the Agent and/or the Lenders the Liens, rights, powers and privileges purported to be created thereby (other than as a result of the Agent's failure to maintain possession of the Stock certificates delivered to it pursuant to the Pledge Agreement), or any Credit Party shall so state in writing; or

            (e) Guaranty. The guaranty given by the Parent hereunder or any provision thereof shall cease to be in full force and effect, or the Parent hereunder or any Person acting by or on behalf of the Parent shall deny or disaffirm the Parent's obligations under such guaranty, or the Parent shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed hereunder; or

            (f) Bankruptcy, etc. Any Bankruptcy Event shall occur with respect to either Credit Party; or

            (g) Defaults under Other Agreements. Either Credit Party shall default in the performance or observance (beyond the applicable grace or cure period with respect thereto, if any) of any material obligation or condition of any material contract or lease to which such Credit Party is a party; or

            (h) Judgments. One or more judgments or decrees shall be entered against one or both of the Credit Parties involving a liability of $100,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage and has the ability to perform) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

            (i) Ownership. There shall occur a Change of Control; or

            (j) Approval of Merger. The board of directors of Sheridan shall withdraw, modify or amend in a manner adverse to the Borrower its approval of the Merger Agreement or its recommendation to the stockholders of Sheridan that they vote in favor of the adoption of the Merger Agreement (or announce publicly their intention to do so); or

            (k) Stock Market Events. Except as a direct result of the consummation of the Tender Offer or the Merger, the Common Stock for any reason no longer shall be included in the Stock Market or trading in the Common Stock on the Stock Market for any reason shall be halted; or

            (l) Legal Proceedings. A court or governmental agency having jurisdiction in the premises shall enter a decree or order restraining, preventing or materially delaying the consummation of the Transaction.

      9.2 Acceleration; Remedies.

      Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the requisite Lenders (pursuant to the voting requirements of Section 11.6) or cured to the satisfaction of the requisite Lenders (pursuant to the voting procedures in Section 11.6), the Agent shall, upon the request and direction of the Required Lenders, by written notice to the Credit Parties take any of the following actions:

            (a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

            (b) Acceleration. If the Tender Loan shall have been advanced pursuant to Section 2.1(a), declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by the Credit Parties to the Agent and/or any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

            (c) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents including, without limitation, all rights and remedies existing under the Pledge Agreement, all rights and remedies against the Parent as a guarantor of the Credit Party Obligations and all rights of set-off.

      Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) shall occur with respect to the Borrower, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable without the giving of any notice or other action by the Agent or the Lenders.

                                   SECTION 10

                                AGENCY PROVISIONS

      10.1 Appointment, Powers and Immunities.

      Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent under this Credit Agreement and the other Credit Documents with such powers and discretion as are specifically delegated to the Agent by the terms of this Credit Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 10.5 and the first sentence of Section 10.6 hereof shall include its Affiliates and its own and its Affiliates' officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Credit Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Credit Party or the satisfaction of any condition or to inspect the property (including the books and records) of any Credit Party or any of its Subsidiaries or Affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Credit Document; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

      10.2 Reliance by Agent.

      The Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party), independent accountants, and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until the Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 11.3(b) hereof. As to any matters not expressly provided for by this Credit Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to any Credit Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

      10.3 Defaults.

      The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received written notice from a Lender or a Credit Party specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall (subject to Section 10.2 hereof) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders (or such other Lenders as required by Section 11.6), provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

      10.4 Rights as a Lender.

      With respect to its Commitment and the Loans made by it, NationsBank (and any successor acting as Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. NationsBank (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Credit Party or any of its Subsidiaries or Affiliates as if it were not acting as Agent, and NationsBank (and any successor acting as Agent) and its Affiliates may accept fees and other consideration from any Credit Party or any of its Subsidiaries or Affiliates for services in connection with this Credit Agreement or otherwise without having to account for the same to the Lenders.

      10.5 Indemnification.

      The Lenders agree to indemnify the Agent (to the extent not reimbursed under Section 11.5 hereof, but without limiting the obligations of the Credit Parties under such Section) ratably (in accordance with their respective outstanding Loans and Participation Interests therein) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Lender) in any way relating to or arising out of any Credit Document or the transactions contemplated thereby or any action taken or omitted by the Agent under any Credit Document; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any costs or expenses payable by the Credit Parties under Section 11.5, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Credit Parties. The agreements in this Section 10.5 shall survive the repayment of the Tender Loan and other obligations under the Credit Documents and the termination of the Commitments hereunder.

      10.6 Non-Reliance on Agent and Other Lenders.

      Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Credit Parties and their Subsidiaries and decision to enter into this Credit Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Agent or any of its Affiliates.

      10.7 Successor Agent.

      The Agent may resign at any time by giving notice thereof to the Lenders and the Credit Parties. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent which, unless an Event of Default under Section 9.1(f) has occurred and is continuing, shall have approved by the Borrower (such approval not to be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a commercial bank organized under the laws of the United States having combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

                                   SECTION 11

                                  MISCELLANEOUS

      11.1 Notices.

      Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below, (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Credit Parties and the Agent, set forth below, and, in the case of the Lenders, set forth on Schedule 2.1(a), or at such other address as such party may specify by written notice to the other parties hereto:

      if to any Credit Party:

            Sheridan Healthcare, Inc.
            4651 Sheridan Street, Suite 200
            Hollywood, Florida 33021
            Attn: Mitchell Eisenberg, M.D., President
            Telephone: (954) 986-7550
            Telecopy: (954) 987-8359

      with a copy to:

            Sheridan Healthcare, Inc.
            4651 Sheridan Street, Suite 200
            Hollywood, Florida 33021
            Attn: Jay A. Martus, Esq., Vice President and General Counsel
            Telephone: (954) 986-7770
            Telecopy: (954) 987-8359

      with a copy to:

            Sheridan Healthcare, Inc.
            4651 Sheridan Street, Suite 200
            Hollywood, Florida 33021
            Attn: Michael F. Schundler, Chief Financial Officer
            Telephone: (954) 986-7506
            Telecopy: (954) 987-8359

      with a copy to:

            Vestar Capital Partners III, L.P.
            245 Park Avenue, 41st Floor
            New York, New York  10167
            Attn: James Elrod, Jr.
                  David Hooper
            Telephone: (212) 351-1609
            Telecopy: (212) 808-4922

      and

            Marissa C. Wesely, Esq.
            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, New York  10017-3909
            Telephone: (212) 455-7173
            Telecopy: (212) 455-2502
      if to the Agent:

            NationsBank, N. A.
            Independence Center, 15th Floor
            NC1-001-15-04
            101 North Tryon Street
            Charlotte, North Carolina 28255
            Attn: Agency Services -- Kathy Mumpower
            Telephone: (704) 386-6837
            Telecopy: (704) 409-0021

      with a copy to:

            NationsBank, N.A. c/o Bank of America
            Agency Management 10831, 12th Floor
            1455 Market Street
            San Francisco, California  94103
            Attn: Charles Graber
            Telephone: (415) 436-3495
            Telecopy: (415) 436-3425

      with a copy to:

            NationsBank, N.A.
            NationsBank Corporate Center, 13th Floor
            100 North Tryon Street
            Charlotte, North Carolina 28255
            Attn: Bob Klawinski
            Telephone: (704) 387-0467
            Telecopy: (704) 386-9607

      11.2 Right of Set-Off; Adjustments.

      Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its Affiliates) to or for the credit or the account of any Credit Party against any and all of the obligations of such Person now or hereafter existing under this Credit Agreement, under the Tender Loan Notes, under any other Credit Document or otherwise, irrespective of whether such Lender shall have made any demand under hereunder or thereunder and although such obligations may be unmatured. Each Lender agrees promptly to notify any affected Credit Party after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11.2 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

      11.3 Benefit of Agreement.

            (a) This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that none of the Credit Parties may assign or transfer any of its interests and obligations without prior written consent of each of the Lenders; provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 11.3.

            (b) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Loans, its Notes, and its Commitment); provided, however, that

                  (i) each such assignment shall be to an Eligible Assignee;

                  (ii) except in the case of an assignment to another Lender, an
            Affiliate of an existing Lender or, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor or an assignment of all of a Lender's rights and obligations under this Credit Agreement, any such partial assignment shall be in an amount at least equal to $1,000,000 (or, if less, the remaining amount of the Commitment being assigned by such Lender) or an integral multiple of $1,000,000 in excess thereof; and

                  (iii) the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in the form of Exhibit 11.3(b) hereto, together with any Note subject to such assignment and a processing fee of $3,500.

      Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Credit Agreement. Upon the consummation of any assignment pursuant to this Section 11.3(b), the assignor, the Agent and the Credit Parties shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not a United States person under Section 7701(a)(30) of the Code, it shall deliver to the Credit Parties and the Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 3.9.

            (c) The Agent shall maintain at its address referred to in Section
      11.1 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Credit Parties or any Lender at any reasonable time and from time to time upon reasonable prior notice. Any assignment of any Loan or other Credit Party Obligations shall be effective only upon an entry with respect thereto being made in the Register.

            (d) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit 11.3(b) hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

            (e) Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Credit Agreement (including all or a portion of its Commitment or its Loans); provided, however, that (i) such Lender's obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 3.5 through 3.10, inclusive, and the right of set-off contained in Section 11.2, provided that the participant shall not be entitled to receive any greater payment under Sections 3.5 through 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, and (iv) the Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement, and such Lender shall retain the sole right to enforce the obligations of the Credit Parties relating to the Credit Party Obligations owing to such Lender and to approve any amendment, modification, or waiver of any provision of this Credit Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes, or extending its Commitment).

            (f) Notwithstanding any other provision set forth in this Credit Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Note) to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

            (g) Any Lender may furnish any information concerning the Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 11.14 hereof.

      11.4 No Waiver; Remedies Cumulative.

      No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Agent or any Lender and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle the Credit Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.

      11.5 Expenses; Indemnification.

            (a) The Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Credit Agreement, the other Credit Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent (including the cost of internal counsel) with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Credit Documents. The Borrower further agrees to pay on demand all reasonable costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable attorneys' fees of one firm of outside counsel and expenses and the cost of internal counsel), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Credit Documents and the other documents to be delivered hereunder.

            (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their respective officers, directors, employees, agents, and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans, except to the extent such claim, damage, loss, liability, cost, or expense has resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any of the Credit Parties, their respective directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Credit Parties agree not to assert any claim against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Tender Loan.

            (c) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 11.5 shall survive the repayment of the Tender Loan and other obligations under the Credit Documents and the termination of the Commitments hereunder.

      11.6 Amendments, Waivers and Consents.

      Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Required Lenders and the Borrower, provided, however, that:

            (a) without the consent of each Lender affected thereby, neither this Credit Agreement nor any other Credit Document may be amended to

                  (i) extend the final maturity of the Tender Loan or any
            portion thereof,

                  (ii) reduce the rate or extend the time of payment of interest
            (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder,

                  (iii) reduce or waive the principal amount of any Loan,

                  (iv) increase the Commitment of a Lender over the amount
            thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender),

                  (v) release any of the Capital Stock of the Borrower or of
            Sheridan pledged to the Agent pursuant to the Pledge Agreement,

                  (vi) release either of the Credit Parties from its payment obligations under the Credit Documents,

                  (vii) amend, modify or waive any provision of this Section
            11.6,

                  (viii) reduce any percentage specified in, or otherwise
            modify, the definition of Required Lenders, or

                  (ix) consent to the assignment or transfer by either Credit
            Party of its obligations under (or in respect of) the Credit Documents except as permitted thereby; and

            (b) without the consent of the Agent, no provision of Section 10 may be amended.

      Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of
      Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

      11.7 Counterparts.

      This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Credit Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

      11.8 Headings.

      The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

      11.9 Survival.

      All indemnities set forth herein, including, without limitation, in
Section 3.9, 3.10, 10.5 or 11.5 shall survive the execution and delivery of this Credit Agreement, the making of the Tender Loan, the repayment of the Tender Loan and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Credit Parties herein shall survive delivery of the Tender Loan Notes and the making of the Tender Loan hereunder.

      11.10 Governing Law; Submission to Jurisdiction; Venue.

            (a) THIS CREDIT AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York, or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, each of the Credit Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 11.1, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

            (b) Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

            (c) TO THE EXTENT PERMITTED BY LAW, EACH OF THE AGENT, THE LENDERS, EACH OF THE CREDIT PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      11.11 Severability.

      If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

      11.12 Entirety.

      This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

      11.13 Binding Effect; Termination.

            (a) This Credit Agreement shall become effective at such time on or after the Closing Date when it shall have been executed by each Credit Party and the Agent, and the Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Credit Party, the Agent and each Lender and their respective successors and assigns.

            (b) The term of this Credit Agreement shall be until no Credit Party Obligations shall remain outstanding, all of the Credit Party Obligations have been irrevocably satisfied in full and all of the Commitments hereunder shall have expired or been terminated.

      11.14 Confidentiality.

      The Agent and each Lender (each, a "Lending Party") agrees to keep confidential any information furnished or made available to it by the Credit Parties pursuant to this Credit Agreement that is marked confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party, (b) to any other Person if reasonably incidental to the administration of the Credit Facility, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority,
(f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Credit Agreement, (g) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any remedy under this Credit Agreement or any other Credit Document, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, (j) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty (i) has been approved in writing by the Borrower and (ii) agrees in a writing enforceable by the Borrower to be bound by the provisions of this Section 11.14) and (k) subject to provisions substantially similar to those contained in this
Section 11.14, to any actual or proposed participant or assignee.

      11.15 Conflict.

      To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.

                           [Signature Pages to Follow]

      IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:                              VESTAR/SHERIDAN, INC.


                                       By:    /s/ James L. Elrod
                                       Name:  James L. Elrod
                                       Title: President


PARENT:                                VESTAR/SHERIDAN HOLDINGS, INC.


                                       By:    /s/ James L. Elrod
                                       Name:  James L. Elrod
                                       Title: President


                              Signature Page to the
                     Tender Offer Financing Credit Agreement

LENDERS:                               NATIONSBANK, N. A.,
                                       individually in its capacity as a
                                       Lender and in its capacity as Agent


                                       By:    /s/ Robert Klawinski
                                       Name:  Robert Klawinski
                                       Title: Senior Vice President


                              Signature Page to the
                     Tender Offer Financing Credit Agreement

                                  Exhibit 1.1A

                            FORM OF PLEDGE AGREEMENT

      THIS PLEDGE AGREEMENT (this "Pledge Agreement") is entered into as of April ___, 1999 among VESTAR/SHERIDAN, INC., a Delaware corporation (the "Borrower"), VESTAR/SHERIDAN HOLDINGS, INC., a Delaware corporation (the "Parent"; together with the Borrower, individually a "Pledgor", and collectively the "Pledgors") and NATIONSBANK, N.A., in its capacity as agent (in such capacity, the "Agent") for the lenders from time to time party to the Credit Agreement described below (the "Lenders").

                                    RECITALS

      WHEREAS, pursuant to that certain Credit Agreement (Tender Offer Financing) dated as of April 26, 1999 (as amended, modified, extended, renewed or replaced from time to time, the "Credit Agreement") among the Borrower, the Parent, the Lenders and the Agent, the Lenders have agreed to make the Tender Loan upon the terms and subject to the conditions set forth therein; and

      WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement and the obligations of the Lenders to make the Tender Loan under the Credit Agreement that the Pledgors shall have executed and delivered this Pledge Agreement to the Agent for the ratable benefit of the Lenders.

      NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement..

      2. Pledge and Grant of Security Interest. To secure the prompt payment and performance in full when due, whether by lapse of time or otherwise, of the Pledgor Obligations (as defined in Section 3 hereof), each Pledgor hereby pledges and assigns to the Agent, for the benefit of the Lenders, and grants to the Agent, for the benefit of the Lenders, a continuing security interest in any and all right, title and interest of such Pledgor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the "Pledged Collateral"):

            (a) Pledged Shares. (i) 100% (or, if less, the full amount owned by such Pledgor) of the issued and outstanding shares of capital stock owned by such Pledgor of the Borrower set forth on Schedule 2(a) attached hereto and (ii) 100% (or, if less, the full amount owned by such Pledgor) of the issued and outstanding shares of capital stock owned by such Pledgor of Sheridan Healthcare, Inc., a Delaware corporation, in each case together with the certificates (or other agreements or instruments), if any, representing such shares, and all options and other rights, contractual or otherwise, with respect thereto

      (the "Pledged Shares").

            (b) Proceeds. All proceeds and products of the foregoing, however and whenever acquired and in whatever form.

      Without limiting the generality of the foregoing, it is hereby specifically understood and agreed that a Pledgor may from time to time hereafter deliver additional shares of stock to the Agent as collateral security for the Pledgor Obligations. Upon delivery to the Agent, such additional shares of stock shall be deemed to be part of the Pledged Collateral of such Pledgor and shall be subject to the terms of this Pledge Agreement whether or not
Schedule 2(a) is amended to refer to such additional shares.

      3. Security for Pledgor Obligations. The security interest created hereby in the Pledged Collateral of each Pledgor constitutes continuing collateral security for all of the Credit Party Obligations, now existing or hereafter arising pursuant to the Credit Documents, owing from the Borrower or any other Credit Party to any Lender or the Agent, howsoever evidenced, created, incurred or acquired, whether primary, secondary, direct, contingent, or joint and several, including, without limitation, all obligations and liabilities incurred in connection with collecting and enforcing the foregoing (collectively, the "Pledgor Obligations").

      4. Delivery of the Pledged Collateral. Each Pledgor hereby agrees that:

            (a) Each Pledgor shall deliver to the Agent (i) simultaneously with or prior to the execution and delivery of this Pledge Agreement, all certificates representing the Pledged Shares of such Pledgor and (ii) promptly upon the receipt thereof by or on behalf of a Pledgor, all other certificates and instruments constituting Pledged Collateral of a Pledgor. Prior to delivery to the Agent, all such certificates and instruments constituting Pledged Collateral of a Pledgor shall be held in trust by such Pledgor for the benefit of the Agent pursuant hereto. All such certificates shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in Exhibit 4(a) attached hereto.

            (b) Financing Statements. Each Pledgor shall execute and deliver to the Agent such UCC or other applicable financing statements as may be reasonably requested by the Agent in order to perfect and protect the security interest created hereby in the Pledged Collateral of such Pledgor.

      5. Representations and Warranties. Each Pledgor hereby represents and warrants to the Agent, for the benefit of the Lenders, that so long as any of the Pledgor Obligations remain outstanding or any Credit Document is in effect, and until all of the Commitments shall have been terminated:

            (a) Authorization of Pledged Shares. The Pledged Shares are duly authorized and validly issued, are fully paid and nonassessable and are not subject to the preemptive rights of any Person. All other shares of stock constituting Pledged Collateral will be duly authorized and validly issued, fully paid and nonassessable and not subject to the preemptive rights of any Person.

            (b) Title. Each Pledgor has good and indefeasible title to the Pledged Collateral of such Pledgor and will at all times be the legal and beneficial owner of such Pledged Collateral free and clear of any Lien, other than Permitted Liens. There exists no "adverse claim" within the meaning of Section 8-302 of the Uniform Commercial Code as in effect in the State of New York as of the date hereof (the "UCC") with respect to the Pledged Shares of such Pledgor.

            (c) Exercising of Rights. The exercise by the Agent of its rights and remedies hereunder will not violate any material law or governmental regulation or any material contractual restriction binding on or affecting a Pledgor or any of its property.

            (d) Pledgor's Authority. No authorization, approval or action by, and no notice or filing with any Governmental Authority or with the issuer of any Pledged Stock is required either (i) for the pledge made by a Pledgor or for the granting of the security interest by a Pledgor pursuant to this Pledge Agreement or (ii) for the exercise by the Agent or the Lenders of their rights and remedies hereunder (except as may be required by laws affecting the offering and sale of securities).

            (e) Security Interest/Priority. This Pledge Agreement creates a valid security interest in favor of the Agent, for the benefit of the Lenders, in the Pledged Collateral. The taking possession by the Agent of the certificates representing the Pledged Shares and all other certificates and instruments constituting Pledged Collateral will perfect and establish the first priority of the Agent's security interest in the Pledged Shares and, when properly perfected by filing or registration, in all other Pledged Collateral represented by such Pledged Shares and instruments securing the Pledgor Obligations. Except as set forth in this
      Section 5(e), no action is necessary to perfect or otherwise protect such security interest.

            (f) No Other Shares. No Pledgor owns any shares of stock other than as set forth on Schedule 2(a) attached hereto.

      6. Covenants. Each Pledgor hereby covenants, that so long as any of the Pledgor Obligations remain outstanding or any Credit Document is in effect, and until all of the Commitments shall have been terminated, such Pledgor shall:

            (a) Books and Records. Mark its books and records (and shall cause the issuer of the Pledged Shares of such Pledgor to mark its books and records) to reflect the security interest granted to the Agent, for the benefit of the Lenders, pursuant to this Pledge Agreement.

            (b) Defense of Title. Warrant and defend title to and ownership of the Pledged Collateral of such Pledgor at its own expense against the claims and demands of all other parties claiming an interest therein, keep the Pledged Collateral free from all Liens, except for Permitted Liens, and not sell, exchange, transfer, assign, lease or otherwise dispose of Pledged Collateral of such Pledgor or any interest therein, except as permitted under the Credit Agreement and the other Credit Documents.

            (c) Further Assurances. Promptly execute and deliver at its expense all further instruments and documents and take all further action that may be reasonably necessary and desirable or that the Agent may reasonably request in order to (i) perfect and protect the security interest created hereby in the Pledged Collateral of such Pledgor (including without limitation any and all action necessary to satisfy the Agent that the Agent has obtained a first priority perfected security interest in any capital stock); (ii) enable the Agent to exercise and enforce its rights and remedies hereunder in respect of the Pledged Collateral of such Pledgor; and (iii) otherwise effect the purposes of this Pledge Agreement, including, without limitation and if requested by the Agent, delivering to the Agent irrevocable proxies in respect of the Pledged Collateral of such Pledgor.

            (d) Amendments. Not make or consent to any amendment or other modification or waiver with respect to any of the Pledged Collateral of such Pledgor or enter into any agreement or allow to exist any restriction with respect to any of the Pledged Collateral of such Pledgor other than pursuant hereto or as may be permitted under the Credit Agreement.

            (e) Compliance with Securities Laws. File all reports and other information now or hereafter required to be filed by such Pledgor with the United States Securities and Exchange Commission and any other state, federal or foreign agency in connection with the ownership of the Pledged Collateral of such Pledgor.

      7. Advances by Lenders. On failure of any Pledgor to perform any of the covenants and agreements contained herein and upon written notice to such Pledgor, the Agent may, at its sole option and in its sole discretion, perform the same and in so doing may expend such sums as the Agent may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures which the Agent or the Lenders may make for the protection of the security hereof or which may be compelled to make by operation of law. All such sums and amounts so expended shall be repayable by the Pledgors on a joint and several basis promptly upon timely notice thereof and demand therefor, shall constitute additional Pledgor Obligations and shall bear interest from the date said amounts are expended at the default rate specified in Section 3.1 of the Credit Agreement for Loans that are Base Rate Loans. No such performance of any covenant or agreement by the Agent or the Lenders on behalf of any Pledgor, and no such advance or expenditure therefor, shall relieve the Pledgors of any default under the terms of this Pledge Agreement or the other Credit Documents. The Lenders may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by a Pledgor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

      8. Events of Default. The occurrence of an event which under the Credit Agreement would constitute an Event of Default shall be an Event of Default hereunder (an "Event of Default").

      9. Remedies.

            (a) General Remedies. Upon the occurrence of an Event of Default and during the continuation thereof, the Agent and the Lenders shall have, in respect of the Pledged Collateral of any Pledgor, in addition to the rights and remedies provided herein, in the Credit Documents or by law, the rights and remedies of a secured party under the UCC or any other applicable law.

            (b) Sale of Pledged Collateral. Upon the occurrence of an Event of Default and during the continuation thereof, without limiting the generality of this Section and without notice, the Agent may, in its sole discretion, sell or otherwise dispose of or realize upon the Pledged Collateral, or any part thereof, in one or more parcels, at public or private sale, at any exchange or broker's board or elsewhere, at such price or prices and on such other terms as the Agent may deem commercially reasonable, for cash, credit or for future delivery or otherwise in accordance with applicable law. To the extent permitted by law, any Lender may in such event, bid for the purchase of such securities. Each Pledgor agrees that, to the extent notice of sale shall be required by law and has not been waived by such Pledgor, any requirement of reasonable notice shall be met if notice, specifying the place of any public sale or the time after which any private sale is to be made, is personally served on or mailed, postage prepaid, to such Pledgor, in accordance with the notice provisions of Section 11.1 of the Credit Agreement at least 10 days before the time of such sale. The Agent shall not be obligated to make any sale of Pledged Collateral of such Pledgor regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

            (c) Private Sale. Upon the occurrence of an Event of Default and during the continuation thereof, the Pledgors recognize that the Agent may deem it impracticable to effect a public sale of all or any part of the Pledged Shares or any of the securities constituting Pledged Collateral and that the Agent may, therefore, determine to make one or more private sales of any such securities to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and that the Agent shall have no obligation to delay sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act of 1933. Each Pledgor further acknowledges and agrees that any offer to sell such securities which has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such offer may be advertised without prior registration under the Securities Act of 1933), or (ii) made privately in the manner described above shall be deemed to involve a "public sale" under the UCC, notwithstanding that such sale may not constitute a "public offering" under the Securities Act of 1933, and the Agent may, in such event, bid for the purchase of such securities.

            (d) Retention of Pledged Collateral. In addition to the rights and remedies hereunder, upon the occurrence and during the continuance of an Event of Default, the Agent may, after providing the notices required by
      Section 9-505(2) of the UCC or otherwise complying with the requirements of applicable law of the relevant jurisdiction, retain all or any portion of the Pledged Collateral in satisfaction of the Pledgor Obligations. Unless and until the Agent shall have provided such notices, however, the Agent shall not be deemed to have retained any Pledged Collateral in satisfaction of any Pledgor Obligations for any reason.

            (e) Deficiency. In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Agent or the Lenders are legally entitled, the Pledgors shall be jointly and severally liable for the deficiency, together with interest thereon at the default rate specified in Section 3.1 of the Credit Agreement for Loans that are Base Rate Loans, together with the costs of collection and the reasonable fees of any attorneys employed by the Agent to collect such deficiency. Any surplus remaining after the full payment and satisfaction of the Pledgor Obligations shall be returned to the Pledgors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

      10. Rights of the Agent.

            (a) Power of Attorney. In addition to other powers of attorney contained herein, each Pledgor hereby designates and appoints the Agent, on behalf of the Lenders, and each of its designees or agents as attorney-in-fact of such Pledgor, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuance of an Event of Default:

                  (i) to demand, collect, settle, compromise, adjust and give discharges and releases concerning the Pledged Collateral of such Pledgor, all as the Agent may reasonably determine;

                  (ii) to commence and prosecute any actions at any court for the purposes of collecting any of the Pledged Collateral of such Pledgor and enforcing any other right in respect thereof;

                  (iii) to defend, settle or compromise any action brought and, in connection therewith, give such discharge or release as the Agent may deem reasonably appropriate;

                  (iv) to pay or discharge taxes, liens, security interests, or other encumbrances levied or placed on or threatened against the Pledged Collateral of such Pledgor;

                  (v) to direct any parties liable for any payment under any of the Pledged Collateral to make payment of any and all monies due and to become due thereunder directly to the Agent or as the Agent shall direct;

                  (vi) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Pledged Collateral of such Pledgor;

                  (vii) to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Pledged Collateral of such Pledgor;

                  (viii) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Agent may deem reasonably appropriate;

                  (ix) execute and deliver all assignments, conveyances,
            statements, financing statements, renewal financing statements, pledge agreements, affidavits, notices and other agreements, instruments and documents that the Agent may reasonably determine necessary in order to perfect and maintain the security interests and liens granted in this Pledge Agreement and in order to fully consummate all of the transactions contemplated therein;

                  (x) to exchange any of the Pledged Collateral of such Pledgor or other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Pledged Collateral of such Pledgor with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Agent may determine;

                  (xi) to vote for a shareholder resolution, or to sign an
            instrument in writing, sanctioning the transfer of any or all of the Pledged Shares of such Pledgor into the name of the Agent or one or more of the Lenders or into the name of any transferee to whom the Pledged Shares of such Pledgor or any part thereof may be sold pursuant to Section 10 hereof; and

                  (xii) to do and perform all such other acts and things as the
            Agent may reasonably deem to be necessary, proper or convenient in connection with the Pledged Collateral of such Pledgor.

      This power of attorney is a power coupled with an interest and shall be irrevocable (i) for so long as any of the Pledgor Obligations remain outstanding or any Credit Document is in effect and (ii) until all of the Commitments shall have been terminated. The Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Agent in this Pledge Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on the Agent solely to protect, preserve and realize upon its security interest in Pledged Collateral.

            (b) Performance by the Agent of Pledgor's Obligations. If any Pledgor fails to perform any agreement or obligation contained herein, the Agent itself may perform, or cause performance of, such agreement or obligation, and the expenses of the Agent incurred in connection therewith shall be payable by the Pledgors on a joint and several basis pursuant to
      Section 13 hereof.

            (c) Assignment by the Agent. In connection with the succession of the Agent pursuant to Section 10.7 of the Credit Agreement, the Agent may assign the Pledgor Obligations and any portion thereof and/or the Pledged Collateral and any portion thereof, and the assignee shall be entitled to all of the rights and remedies of the Agent under this Pledge Agreement in relation thereto.

            (d) The Agent's Duty of Care. Other than the exercise of reasonable care to assure the safe custody of the Pledged Collateral while being held by the Agent hereunder, the Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Pledgors shall be responsible for preservation of all rights in the Pledged Collateral of such Pledgor, and the Agent shall be relieved of all responsibility for Pledged Collateral upon surrendering it or tendering the surrender of it to the Pledgors. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which the Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Agent shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not the Agent has or is deemed to have knowledge of such matters; or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

            (e) Voting Rights in Respect of the Pledged Collateral.

                  (i) So long as no Event of Default shall have occurred and be continuing, to the extent permitted by law, each Pledgor may exercise any and all voting and other consensual rights pertaining to the Pledged Collateral of such Pledgor or any part thereof for any purpose not inconsistent with the terms of this Pledge Agreement or the Credit Agreement; and

                  (ii) Upon the occurrence and during the continuance of an
            Event of Default, all rights of a Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to paragraph (i) of this Section shall cease and all such rights shall thereupon become vested in the Agent which shall then have the sole right to exercise such voting and other consensual rights.

            (f) Dividend Rights in Respect of the Pledged Collateral.

                  (i) So long as no Event of Default shall have occurred and be continuing, each Pledgor may receive and retain any and all dividends (other than stock dividends and other dividends constituting Pledged Collateral which are addressed hereinabove) or interest paid in respect of the Pledged Collateral to the extent they are allowed under the Credit Agreement.

                  (ii) Upon the occurrence and during the continuance of an
            Event of Default:

                        (A) all rights of a Pledgor to receive the dividends and
                  interest payments which it would otherwise be authorized to receive and retain pursuant to paragraph (i) of this Section, upon written notice to such Pledgor, shall cease and all such rights shall thereupon be vested in the Agent which shall then have the sole right to receive and hold as Pledged Collateral such dividends and interest payments; and

                        (B) all dividends and interest payments which are
                  received by a Pledgor contrary to the provisions of paragraph
                  (A) of this Section shall be received in trust for the benefit of the Agent, shall be segregated from other property or funds of such Pledgor, and shall be forthwith paid over to the Agent as Pledged Collateral in the exact form received, to be held by the Agent as Pledged Collateral and as further collateral security for the Pledgor Obligations.

            (g) Release of Pledged Collateral. The Agent may release any of the Pledged Collateral from this Pledge Agreement or may substitute any of the Pledged Collateral for other Pledged Collateral without altering, varying or diminishing in any way the force, effect, lien, pledge or security interest of this Pledge Agreement as to any Pledged Collateral not expressly released or substituted, and this Pledge Agreement shall continue as a first priority lien on all Pledged Collateral not expressly released or substituted.

      11. Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, any payments in respect of the Pledgor Obligations and any proceeds of any Pledged Collateral, when received by the Agent or any of the Lenders in cash or its equivalent, will be applied in reduction of the Pledgor Obligations in the order set forth in Section 3.13(b) of the Credit Agreement, and each Pledgor irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Agent shall have the continuing and exclusive right to apply and reapply any and all such payments and proceeds in the Agent's sole discretion, notwithstanding any entry to the contrary upon any of its books and records.

      12. Costs of Counsel. At all times hereafter, the Pledgors agree to promptly pay upon demand any and all reasonable documented costs and expenses of
(a) the Agent or the Lenders, as required under Section 11.5 of the Credit Agreement and (b) the Agent as necessary to protect the Pledged Collateral or to exercise any rights or remedies under this Pledge Agreement or with respect to any Pledged Collateral. All of the foregoing costs and expenses shall constitute Pledgor Obligations hereunder.

      13. Continuing Agreement.

            (a) This Pledge Agreement shall be a continuing agreement in every respect and shall remain in full force and effect so long as any of the Pledgor Obligations remain outstanding or any Credit Document is in effect, and until all of the Commitments thereunder shall have terminated (other than any obligations with respect to the indemnities and the representations and warranties set forth in the Credit Documents). Upon such payment and termination, this Pledge Agreement shall be automatically terminated and the Agent and the Lenders shall, upon the request and at the expense of the Pledgors, forthwith release all of their liens and security interests hereunder and shall promptly execute and deliver all UCC termination statements and/or other documents reasonably requested by the Pledgors evidencing such termination. Notwithstanding the foregoing all releases and indemnities provided hereunder shall survive termination of this Pledge Agreement.

            (b) This Pledge Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Pledgor Obligations is rescinded or must otherwise be restored or returned by the Agent or any Lender as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Pledgor Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Agent or any Lender in defending and enforcing such reinstatement shall be deemed to be included as a part of the Pledgor Obligations.

      14. Amendments; Waivers; Modifications. This Pledge Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 11.6 of the Credit Agreement.

      15. Successors in Interest. This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and shall be binding upon each Pledgor, its successors and assigns and shall inure, together with the rights and remedies of the Agent and the Lenders hereunder, to the benefit of the Agent and the Lenders and their successors and permitted assigns;

provided, however, that none of the Pledgors may assign its rights or delegate its duties hereunder without the prior written consent of each Lender or the Required Lenders, as required by the Credit Agreement. To the fullest extent permitted by law, each Pledgor hereby releases the Agent and each Lender, and its successors and assigns, from any liability for any act or omission relating to this Pledge Agreement or the Pledged Collateral, except for any liability arising from the gross negligence or willful misconduct of the Agent, or such Lender, or its officers, employees or agents.

      16. Notices. All notices required or permitted to be given under this Pledge Agreement shall be in conformance with Section 11.1 of the Credit Agreement.

      17. Counterparts. This Pledge Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Pledge Agreement to produce or account for more than one such counterpart.

      18. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Pledge Agreement.

      19. Governing Law; Submission to Jurisdiction; Venue.

            (a) THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Pledge Agreement may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York, and, by execution and delivery of this Pledge Agreement, each Pledgor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. Each Pledgor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1 of the Credit Agreement, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Pledgor in any other jurisdiction.

            (b) Each Pledgor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Pledge Agreement brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

      20. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE

LAW, EACH OF THE PARTIES TO THIS PLEDGE AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS PLEDGE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      21. Severability. If any provision of any of the Pledge Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

      22. Entirety. This Pledge Agreement and the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated therein.

      23. Survival. All representations and warranties of the Pledgors hereunder shall survive the execution and delivery of this Pledge Agreement and the other Credit Documents, the delivery of the Tender Loan Note and the making of the Tender Loan under the Credit Agreement.

      24. Other Security. To the extent that any of the Pledgor Obligations are now or hereafter secured by property other than the Pledged Collateral (including, without limitation, real and other personal property owned by a Pledgor), or by a guarantee, endorsement or property of any other Person, then the Agent and the Lenders shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence and during the continuance of any Event of Default, and the Agent and the Lenders have the right, in their sole discretion, to determine which rights, security, liens, security interests or remedies the Agent and the Lenders shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or any of the Agent's and the Lenders' rights or the Pledgor Obligations under this Pledge Agreement or under any other of the Credit Documents.

      25. Joint and Several Obligations of Pledgors.

            (a) Each of the Pledgors is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under the Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Pledgors and in consideration of the undertakings of each of the Pledgors to accept joint and several liability for the obligations of each of them.

            (b) Each of the Pledgors jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Pledgors with respect to the payment and performance of all of the Pledgor Obligations arising under this Pledge Agreement and the other Credit Documents, it being the intention of the parties hereto that all the Pledgor Obligations shall be the joint and several obligations of each of the Pledgors without preferences or distinction among them.

            (c) Notwithstanding any provision to the contrary contained herein or in any of the Credit Documents, the obligations of each Pledgor shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

                  [remainder of page intentionally left blank]

      Each of the parties hereto has caused a counterpart of this Pledge Agreement to be duly executed and delivered as of the date first above written.


BORROWER:                           VESTAR/SHERIDAN, INC.


                                    By:
                                    Name:
                                    Title:


PARENT:                             VESTAR/SHERIDAN HOLDINGS, INC. ,

                                    By:
                                    Name:
                                    Title:


Accepted and agreed to as of the date first above written.

NATIONSBANK, N.A., as Agent


By:
Name:
Title:

                                  Exhibit 4(a)

                                       to

                                Pledge Agreement

                           dated as of April ___, 1999

                          in favor of NationsBank, N.A.

                                    as Agent

                             Irrevocable Stock Power

      FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to the following shares of capital stock of _____________________, a ____________ corporation:

                  No. of Shares                       Certificate No.
                  -------------                       ---------------

and irrevocably appoints __________________________________ its agent and attorney-in-fact to transfer all or any part of such capital stock and to take all necessary and appropriate action to effect any such transfer. The agent and attorney-in-fact may substitute and appoint one or more persons to act for him. The effectiveness of a transfer pursuant to this stock power shall be subject to any and all transfer restrictions referenced on the face of the certificates evidencing such interest or in the certificate of incorporation or bylaws of the subject corporation, to the extent they may from time to time exist.



                                    _________________________________

                                    By:
                                    Name:
                                    Title:

                                Exhibit 2.1(b)(i)

                           FORM OF NOTICE OF BORROWING

NationsBank, N. A.,
  as Agent for the Lenders
101 North Tryon Street
Independence Center, 15th Floor
NC1-001-15-04
Charlotte, North Carolina  28255
Attention:  Agency Services

Ladies and Gentlemen:

      The undersigned, Vestar/Sheridan, Inc. (the "Borrower"), refers to the Credit Agreement (Tender Offer Financing), dated as of April 26, 1999 (as amended, modified, restated or supplemented from time to time, the "Credit Agreement"), among the Borrower, Vestar/Sheridan Holdings, Inc., the Lenders and NationsBank, N. A., as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives notice pursuant to Section 2.1 of the Credit Agreement that it requests the Tender Loan under the Credit Agreement on the Effective Date, and in connection therewith sets forth below the terms on which such Tender Loan advance is requested to be made:

(A)   Principal Amount of Borrowing                   _______________________

(B)   Interest rate basis                             _______________________

(C)   Interest Period and the  last day thereof       _______________________


                                    VESTAR/SHERIDAN, INC.


                                    By:
                                    Name:
                                    Title:

                                 Exhibit 2.1(e)

                            FORM OF TENDER LOAN NOTE

$33,200,000                                                       April __, 1999

            FOR VALUE RECEIVED, VESTAR/SHERIDAN, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of NATIONSBANK, N.A., its successors and assigns (the "Lender"), at the office of NationsBank, N. A., as Agent (the "Agent"), at 101 North Tryon Street, Independence Center, NC1-001-15-04, Charlotte, North Carolina 28255 (or at such other place or places as the holder hereof may designate), at the times set forth in the Credit Agreement (Tender Offer Financing) dated as of the date hereof among the Borrower, Vestar/Sheridan Holdings, Inc., the Lenders and the Agent (as it may be as amended, modified, restated or supplemented from time to time, the "Credit Agreement"; all capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement), but in no event later than the Maturity Date, in Dollars and in immediately available funds, the principal amount of THIRTY THREE MILLION TWO HUNDRED THOUSAND DOLLARS ($33,200,000), or, if less than such principal amount, the aggregate unpaid principal amount of the Tender Loan made by the Lender to the Borrower pursuant to the Credit Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates selected in accordance with Section 2.1(d) of the Credit Agreement.

      Upon the occurrence and during the continuance of an Event of Default, the balance outstanding hereunder shall bear interest as provided in Section 3.1 of the Credit Agreement. Further, in the event the payment of all sums due hereunder is accelerated under the terms of the Credit Agreement, this Note, and all other indebtedness of the Borrower to the Lender shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

      In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys' fees.

      This Note and the Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained by or on behalf of the Borrower as provided in Section 11.3(c) of the Credit Agreement.

      IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

                                    VESTAR/SHERIDAN, INC.


                                    By:
                                    Name:
                                    Title:

                                   Exhibit 3.2

                     FORM OF NOTICE OF EXTENSION/CONVERSION

NationsBank, N. A.,
  as Agent for the Lenders
101 North Tryon Street
Independence Center, 15th Floor
NC1-001-15-04
Charlotte, North Carolina  28255
Attention:  Agency Services

Ladies and Gentlemen:

      The undersigned, Vestar/Sheridan, Inc. (the "Borrower"), refers to the Credit Agreement (Tender Offer Financing), dated as of April 26, 1999 (as amended, modified, restated or supplemented from time to time, the "Credit Agreement"), among the Borrower, Vestar/Sheridan Holdings, Inc., the Lenders and NationsBank, N. A., as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives notice pursuant to Section 3.2 of the Credit Agreement that it requests an extension or conversion of a Tender Loan outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such extension or conversion is requested to be made:

(A)   Loan Type                                       _______________________

(B)   Date of Extension or Conversion
      (which is the last day of the the
      applicable Interest Period)                     _______________________

(C)   Principal Amount of Extension or Conversion     _______________________

(D)   Interest rate basis                             _______________________

(E)   Interest Period and the last day thereof        _______________________



                                    VESTAR/SHERIDAN, INC.

                                    By:
                                    Name:
                                    Title:

                                 Exhibit 11.3(b)

                        FORM OF ASSIGNMENT AND ACCEPTANCE

      Reference is made to the Credit Agreement (Tender Offer Financing), dated as of April 26, 1999, as amended and modified from time to time thereafter (the "Credit Agreement"), among Vestar/Sheridan, Inc., the other Credit Parties party thereto, the Lenders party thereto and NationsBank, N.A., as Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

      The "Assignor" and the "Assignee" referred to on Schedule 1 agree as follows:

      1. The Assignor hereby sells and assigns to the Assignee, without recourse and without representation or warranty except as expressly set forth herein, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement and the other Credit Documents as of the date hereof equal to the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Credit Documents. After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Loans owing to the Assignee will be as set forth on Schedule 1.

      2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its obligations under the Credit Documents or any other instrument or document furnished pursuant thereto; and (iv) attaches the Tender Loan Notes held by the Assignor and requests that the Agent exchange such Tender Loan Notes for new Tender Loan Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and to the Assignor in an amount equal to the Commitment retained by the Assignor, if any, as specified on Schedule 1.

      3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement;
(iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service or other forms required under Section 3.9.

      4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1.

      5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

      6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Tender Loan Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Tender Loan Notes for periods prior to the Effective Date directly between themselves.

      7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

      8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

      IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date hereof.

                                    ____________________, as Assignor


                                    By:
                                    Name:
                                    Title:


                                    _____________________, as Assignee


                                    By:
                                    Name:
                                    Title:


                                    Notice address of Assignee:

                                    <<Assignee>>
                                    ______________________________
                                    ______________________________
                                    Attn: ________________________
                                    Telephone: (___) ________
                                    Telecopy:  (___) ________

CONSENTED TO:

NATIONSBANK, N.A., *
as Agent


By:
Name:
Title:


VESTAR/SHERIDAN, INC.*


By:
Name:
Title:

----------
* Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of "Eligible Assignee."
* Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of "Eligible Assignee."